Exhibit 99.1

EURAMAX HOLDINGS, INC.
THIRD QUARTER 2014 FINANCIAL RESULTS

Norcross, Georgia, November 10, 2014 – Euramax Holdings, Inc. (the "Company"), a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the third quarter of 2014. Net sales, operating income, and Adjusted EBITDA for the third quarter of 2014 were $239.9 million, $11.2 million, and $20.7 million, respectively. Net sales, operating income, and Adjusted EBITDA for the first nine months of 2014 were $642.8 million, $16.3 million, and $46.1 million, respectively.

Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group's Business Advisory Practice, commented, "Our operating performance for the third quarter of 2014 reflects a second consecutive quarter of improvement in net sales, operating income and Adjusted EBITDA versus the corresponding prior year quarter. Our U.S. Residential and U.S. Commercial Products segments benefited from higher demand compared to the third quarter of 2013. Despite weakening economic conditions in Western Europe, operating income in our international segments improved due to the realization of cost savings from operational initiatives undertaken in both the current and prior year. The Company has implemented operational efficiencies, pursued business development initiatives and continues to aggressively manage costs in our international business segments as end market demand thus far remains uncertain."

Mr. Sawyer continued, "During the second quarter of 2014, Euramax management working in collaboration with professionals from Huron's Business Advisory team completed a comprehensive assessment of the operations of the Company and initiated the execution of a number of transformative initiatives designed to improve the Company's financial performance, including but not limited to the reorganization of its North American management structure, the creation of enhanced supply chain capabilities, rationalization of its salaried workforce, investments in proven business leaders, IT upgrades and the initiation of certain business development and revenue quality initiatives. We have taken steps to rationalize our salaried work force in North America and anticipate that these actions will reduce annualized salaried costs by approximately $5-6 million after adjusting for the salaried costs associated with upgrades in the Company's leadership team. We believe our emerging record of improvement versus 2013 is the result of assertive change management which contributed to our elevated operating results in the second and third quarters of 2014. The Company expects that these initiatives and an evolving high-performance culture will continue to have a meaningful impact on its operating results in future periods, including 2015."

Third Quarter 2014 Financial Summary

•
Net sales increased $12.1 million, or 5.3%, to $239.9 million in the third quarter of 2014 compared to $227.8 million in the third quarter of 2013. The strengthening of the British pound sterling and euro against the U.S. dollar resulted in an approximate $1.4 million increase in net sales during the quarter. Excluding the impact of foreign currency fluctuations net sales increased $10.7 million over the prior year quarter.

◦
Net sales in the Company's U.S. segments improved $11.5 million, or 6.8%, compared to the third quarter of 2013. Net sales for the U.S. Residential Products segment improved over the prior year quarter primarily as a result of higher demand in the Company's distribution markets and for the Company's vinyl window and patio offerings. Net sales in the U.S. Commercial Products Segment also improved primarily as a result of higher demand in the post frame construction markets and the RV and transportation markets compared to the third quarter of 2013.

◦
Total net sales for our European segments increased $0.6 million, or 1.0%, compared to the third quarter of 2013, including Foreign currency translation gains of approximately $1.4 million. Demand in the Company's European segments declined for architectural and industrial projects and for holiday homes in the United Kingdom. These declines were partially offset by higher demand from OEMs in the RV and transportation markets. The Company believes demand in our European segments has been negatively impacted by weakening economic conditions in Western Europe.

•
Income from operations increased $2.5 million, or 28.7%, to $11.2 million in the third quarter of 2014 compared to $8.7 million for the third quarter of 2013. Excluding the impact of non-recurring other operating charges, income from operations increased $2.9 million over the third quarter of 2013. Income from operations for the third quarter of 2014 improved as the result of higher demand in the Company's North American segments and lower operating costs primarily due to the successful implementation of a number of operating initiatives in both our North American and European businesses. Higher raw material costs in our North American segments negatively impacted income from operations in the third quarter of 2014 compared to the third quarter of 2013; however, these increases provided the impetus for obtaining price increases late in the third quarter.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $20.7 million in the third quarter of 2014 compared to $20.0 million in the third quarter of 2013, an increase of $0.7 million, or 3.5%.

Conference Call
The Company will host an investor conference call regarding its third quarter 2014 financial results at 2:00 p.m. Eastern Time on Wednesday, November 12, 2014. The call can be accessed through the following dial-in numbers: US/Canada: 866-952-1906; International: 785-424-1825: Conference ID: Euramax Earnings Call. A replay of the conference call will be available through Wenesday, December 10, 2014. The replay may be accessed using the following dial-in information: US: 800-753-8591; International: 402-220-0686.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, investments, anticipated costs of revenues, product mix, operational efficiencies, supply chain, global conditions, revenue quality, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.

The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net (loss) income is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 26, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,235	$8,977
Accounts receivable, less allowances of $1,541 and $2,235, respectively	111,167	73,996
Inventories, net	120,178	89,760
Income taxes receivable	542	982
Deferred income taxes	575	580
Other current assets	8,120	7,008
Total current assets	243,817	181,303
Property, plant and equipment, net	116,351	130,114
Goodwill	195,342	204,053
Customer relationships, net	29,942	40,631
Other intangible assets, net	6,599	7,073
Deferred income taxes	419	87
Other assets	6,464	8,712
Total assets	$598,934	$571,973
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$94,686	$57,262
Accrued expenses and other current liabilities	30,558	26,366
Accrued interest payable	21,770	9,020
Current portion of long-term debt	8,253	—
Deferred income taxes	559	605
Total current liabilities	155,826	93,253
Long-term debt	540,812	535,396
Deferred income taxes	18,159	18,980
Other liabilities	31,310	32,907
Total liabilities	746,107	680,536
Shareholders’ deficit:
Common stock	195	195
Additional paid-in capital	724,443	724,071
Accumulated loss	(882,544)	(843,750)
Accumulated other comprehensive income	10,733	10,921
Total shareholders’ deficit	(147,173)	(108,563)
Total liabilities and shareholders’ deficit	$598,934	$571,973

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net sales	$239,942	$227,835	$642,836	$630,241
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	202,160	188,792	542,208	528,423
Selling and general (excluding depreciation and amortization)	17,413	20,387	55,379	59,767
Depreciation and amortization	8,142	8,514	24,595	25,557
Other operating charges	1,051	1,455	4,357	5,355
Income from operations	11,176	8,687	16,297	11,139
Interest expense	(13,895)	(13,805)	(41,574)	(41,257)
Other (loss) income, net	(14,056)	8,295	(14,376)	4,061
(Loss) income before income taxes	(16,775)	3,177	(39,653)	(26,057)
Benefit from income taxes	(369)	(13,082)	(859)	(12,644)
Net (loss) income	$(16,406)	$16,259	$(38,794)	$(13,413)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 26, 2014	September 27, 2013
Net cash used in operating activities	$(14,315)	$(16,736)
Cash flows from investing activities:
Proceeds from sales of assets	777	2,288
Capital expenditures	(5,233)	(7,355)
Net cash used in investing activities	(4,456)	(5,067)
Cash flows from financing activities:
Net borrowings on ABL Credit Facility	4,981	19,514
Net borrowings on Dutch Revolving Credit Facility	8,253	1,836
Changes in cash overdrafts	215	—
Debt issuance costs	(88)	(175)
Net cash provided by financing activities	13,361	21,175
Effect of exchange rate changes on cash	(332)	64
Net decrease in cash and cash equivalents	(5,742)	(564)
Cash and cash equivalents at beginning of period	8,977	10,024
Cash and cash equivalents at end of period	$3,235	$9,460

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Nine months ended
	September 26, 2014	September 27, 2013	September 26, 2014	September 27, 2013
Net loss	$(16,406)	$16,259	$(38,794)	$(13,413)

Add:
Interest expense	13,895	13,805	41,574	41,257
Depreciation and amortization	8,142	8,514	24,595	25,557
Benefit from income taxes	(369)	(13,082)	(859)	(12,644)

Adjustments:
Other loss (income), net (a)	14,056	(8,295)	14,376	(4,061)
Plant closure, severance, relocation and one-time compensation costs	594	1,789	3,151	4,749
Non-recurring executive consulting	505	—	1,431	—
Stock compensation expense	127	683	372	2,245
Non-recurring consulting, legal and professional fees	114	3	263	46
Long term incentive plan	—	315	—	802
Loss on asset held for sale	—	—	—	1,594
Adjusted EBITDA	$20,658	$19,991	$46,109	$46,132

(a)
Other loss, net for the three months ended September 26, 2014 is primarily comprised of remeasurement losses on intercompany obligations of approximately $14.8 million, offset by gains of $0.7 million on forward foreign currency contracts. Other income, net for the three months ended September 27, 2013 included remeasurement gains on intercompany obligations of approximately $8.9 million, offset by losses of $0.3 million on forward foreign currency contracts.

Other loss, net for the nine months ended September 26, 2014 is primarily comprised of remeasurement losses of approximately $15.1 million, which were offset by gains on forward foreign currency contracts of $0.7 million. Other income, net for the nine months ended September 27, 2013 consisted primarily of $4.1 million of remeasurement gains on intercompany obligations. Additionally, net gains of $0.2 million as a result of various legal settlements were offset by losses on forward foreign currency contracts of $0.2 million.